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EXHIBIT 10.77

                              ASSET SALES AGREEMENT

     This Asset Sales Agreement (the "Agreement"), dated the 14th day of February, 2007, is by and between FOREST ALASKA OPERATING LLC, a Delaware limited liability company ("Seller") on the one hand, and PIONEER NATURAL RESOURCES ALASKA, INC., a Delaware corporation ("Buyer") on the other hand.

     In consideration of the mutual promises herein stated and the benefits to be derived to each party under this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

     1. Sale and Purchase. Seller agrees to sell and convey to Buyer and Buyer agrees to purchase and receive, on and subject to the terms, provisions and conditions hereof, the Assets. Seller and Buyer each acknowledge that the sale of assets documented hereby is being made pursuant to the exercise of Buyer of a preferential right to purchase, which election was made in the correspondence attached hereto as Annex I.

     2. The Assets. For purposes of this Agreement, the Assets shall mean those certain rights and interests set forth in Exhibit "A", attached hereto and made a part hereof for all purposes, in and to:

          (a) the undivided interests in the leases, licenses, permits, farmouts and other agreements and documents described in Exhibit "A", together with identical undivided interests in and to all of the property and rights incident thereto, including all rights in, to and under all agreements covering said leases and lands insofar as and to the extent that they cover and relate to the lands described or referred to in Exhibit "A" and to the extent same are valid, subsisting and enforceable, with the exception of the overriding royalty interest described on Exhibit "B", that shall be retained by Seller (the "ORRI");

          (b) to the extent they cover and relate to the lands described or referred to on Exhibit "A", all personal property, fixtures and improvements now located on, appurtenant to or used or obtained in connection with the interests described in Section 2(a) above, or with the production, treatment, sale or disposal of hydrocarbons produced therefrom or attributable thereto; and

          (c) to the extent they cover and relate to the lands described or referred to on Exhibit "A", all other rights or other interests if any owned by Seller and held or used in connection with the interests described in Section 2(a) above.

     3. Consideration. The consideration for the Interests to be transferred at Closing shall be:

          (a) the cash payment from Buyer to Seller at Closing in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) ("Purchase Price"), which amount shall be adjusted as provided in Section 5 below; and


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          (b) THIS SECTION INTENTIONALLY LEFT BLANK;

          (c) the assumption by Buyer of the obligations, liabilities and costs with respect to the Interests from and after the Effective Date, subject to the further provisions hereof.

     4. Effective Date. The "Effective Date" of the sale shall be as of 7:00 a.m., January 1, 2007.

     5. Allocation of Liability and Adjustments to Consideration.

          (a) The transactions contemplated hereby shall be effective as of the Effective Date, and the ownership of the Assets shall be transferred from Seller to Buyer as of such date.

          (b) The Purchase Price to be paid by Buyer to Seller for the Assets shall be adjusted as follows:

               (i) upward by an amount equal to all costs and expenses incurred and paid by Seller attributable to the ongoing operation, development and maintenance of the Assets (including without limitation lease operating expenses and workover and other capital costs that are charged pursuant to the applicable operating agreements governing the Assets) for the period of time on and after the Effective Date to the date of Closing, provided however, there shall be no adjustment for capital expenditures between the Effective Date and Closing unless Seller has notified Buyer of such expenditures; and,

               (ii) downward by an amount equal to all proceeds and revenues received by Seller that are attributable to the Assets for the period of time on and after the Effective Date to the date of Closing, including proceeds or receipts from the sale of oil or gas production, disposition of equipment or other revenues attributable to the Assets.

          (c) An estimate of the adjusted cash payment (the "Preliminary Sum") shall be determined by Seller at Closing and shall be the basis for the payment to be made by Buyer to Seller at Closing as provided in Section 6 below. Following Closing, Seller shall prepare a final statement ("Settlement Statement") setting forth all final adjustments to the cash portion of the consideration, and Seller shall deliver such statement, with such other information as may be necessary to substantiate the Settlement Statement, to Buyer within 90 days after Closing. If the Settlement Statement reflects that the final adjusted cash portion of the consideration is more than the Preliminary Sum, Buyer shall pay to Seller, within 15 days after the receipt of the Settlement Statement, the difference between the final adjusted cash amount and the Preliminary Sum; and if the final adjusted amount is less than the Preliminary Sum, Seller shall pay to Buyer, within 15 days after the delivery of the final Settlement Statement, an amount equal to such difference.


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          (d) Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the ownership and operation of the Assets (a) for all periods of time from and subsequent to the Effective Date, shall be the sole property and entitlement of Buyer, and to the extent received by Seller, Seller shall within ten (10) business days after such receipt, fully disclose, account for and transmit same to Buyer and (b) for all periods of time prior to the Effective Date, shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Seller within ten (10) business days after such receipt. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same and (ii) for periods of time from and subsequent to the Effective Date, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

     6. Closing or Termination.

          (a) The closing of the transactions contemplated hereby (the "Closing") shall occur at the office of Seller in Denver, Colorado or such other place as the parties shall mutually agree in writing on February 16, 2007. At the Closing, the following shall occur:

               (i) Buyer shall deliver to the Seller the Preliminary Sum.

               (ii) Seller shall deliver an assignment of the Assets to Buyer on a form reasonably satisfactory to Seller and Buyer whereby Seller warrants the title to the Assets covered by this Agreement by, through and under it, but not otherwise, subject to the remaining provisions hereof.

               (iii) Buyer and Seller shall execute an Overriding Royalty Agreement defining the terms of the ORRI.

               (iv) Buyer shall deliver to Seller evidence that all state and local bonding requirements for the assumption of working interest have been satisfied.

     7. THIS SECTION INTENTIONALLY LEFT BLANK

     8. Title.

     8.1 Review of Title Records. Seller has made and shall continue to make available to


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     Buyer, during reasonable business hours, records in Seller's possession relating to the title to the Assets. Buyer shall be entitled to review said title records. Buyer shall have the right to reasonably request copies of any and all such title records and upon such request, Seller shall provide the requested copies to Buyer at Buyer's expense.

     8.2 Alleged Title Defects. As soon as reasonably practicable (and on an ongoing basis), but in no event later than three (3) business days prior to Closing, Buyer shall notify Seller of any Assets which are subject to Alleged Title Defect(s). As used herein, Alleged Title Defect shall mean a deficiency in title with respect to an Interest such that Seller owns less than the Net Revenue Interest shown on Exhibit A or such that Seller owns more than the Working Interest shown on Exhibit A without a corresponding increase in the Net Revenue Interest. Buyer's notice asserting Alleged Title Defect(s) shall include a description and full explanation (including any and all supporting documentation associated therewith) of each Alleged Title Defect being claimed and a value which Buyer in good faith attributes to curing the same. Seller shall have the right to notify Buyer of any increases in Net Revenue Interest or decreases in Working Interest in the Assets and request a corresponding adjustment. Buyer and Seller shall meet from time to time as necessary in an attempt to mutually agree on a proposed resolution with respect to the Alleged Title Defect(s) raised by Buyer and increases in Net Revenue Interest or decreases in Working Interest raised by Seller. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with the Alleged Title Defect(s) raised by Buyer and adjustments to the Net Revenue Interests or Working Interests raised by Seller, including without limitation, disputes as to: (a) whether or not the alleged defect constitutes an Alleged Title Defect within the meaning of this Agreement,
     (b) whether or not the Alleged Title Defect raised by Buyer was properly and timely asserted by Buyer pursuant to this Article, or (c) the appropriate upward or downward adjustment, if any, on account of a change in the Net Revenue Interest or Working Interest from those set forth in Exhibit "A". If any such differences of opinion are not resolved by mutual agreement of Buyer and Seller, either party shall have the right, exercisable prior to Closing, to submit all information relating to the Alleged Title Defect to a mutually agreeable attorney licensed in the state where the property at issue is located and who shall have at least ten (10) years oil and gas title experience for resolution of the difference of opinion. If such dispute is not resolved prior to Closing, Closing shall proceed on the basis of Seller's valuation, subject to an obligation to refund any amount, determined under the process outlined above, of any Title Defect that has been so determined.

     8.3 Waiver. All title objections not raised within the time period provided in Article 8.2 shall be waived by Buyer for all purposes.

     9. Indemnification. Buyer shall assume full responsibility for the Assets on and after the Effective Date and shall fully defend, compensate, protect, indemnify and hold Seller, its officers, directors, employees and agents, harmless from and against any and all losses, claims, demands, damages, suits, expenses, causes of action, and any sanctions of every kind and character (including reasonable attorneys' fees, court costs, and costs of investigation) which may


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be made or asserted by Buyer, Buyer's assigns, Buyer's employees, agents, contractors, and subcontractors and employees thereof, or by any third parties (including governmental agencies) on account of personal injury, death or property damage (including claims for taxes, pollution, environmental damage, and regulatory compliance, any fines or penalties assessed on account of such damage, and causes of action alleging statutory liability) caused by, arising out of, or in any way incidental to operations conducted on the Assets on and after the Effective Date or in any way connected with the conditions of the equipment or facilities located on the Assets (including maintenance, repair and abandonment operations), and whether or not such losses, claims, demands, suits, causes of action, damages and sanctions are occasioned by, are incident to or are the result of the negligence or fault in whole or in part of Seller, its agents, representatives or employees or any other person or entity, or are occasioned by, are incident to or emanate from the unseaworthiness of vessels or alleged defects in lease equipment, facilities or pipelines; except however this indemnity shall not apply to losses sustained or liabilities arising out of Seller's gross negligence or willful misconduct.

     For a period of six (6) months after the Effective Date, Seller shall fully defend, compensate, protect, indemnify and hold Buyer, its officers, directors, employees and agents, harmless from and against any and all losses, claims, demands, damages, suits, expenses, causes of action, and any sanctions of every kind and character (including reasonable attorneys' fees, court costs, and costs of investigation) which may be made or asserted by Seller, Seller's assignors, Seller's employees, agents, contractors, and subcontractors and employees thereof, or by any third parties (including governmental agencies) on account of personal injury, death or property damage (including claims for taxes, environmental damage, and regulatory compliance, any fines or penalties assessed on account of such damage or regulatory non-compliance, and causes of action alleging statutory liability) caused by, arising out of, or in any way incidental to operations conducted on the Assets before the Effective Date, and whether or not such losses, claims, demands, suits, causes of action, damages and sanctions are occasioned by, are incident to or are the result of the negligence or fault in whole or in part of Buyer, its agents, representatives or employees or any other person or entity; except however this indemnity shall not apply to losses sustained or liabilities arising out of Buyer's gross negligence or willful misconduct.

     Production activities can result in the concentration of certain levels of naturally occurring radioactive material ("NORM") on production equipment and pipe so that, when brought to the surface, a health hazard may exist in connection with the removal, handling or disposal of such NORM-contaminated equipment or pipe, if proper environmental, regulatory and industrial hygiene procedures are not observed. The presence of NORM in or on facilities or equipment on the Assets on and after the Effective Date shall be the sole responsibility of Buyer, and Buyer shall indemnify and hold Seller harmless from and against any and all claims, losses, damages or liabilities arising from the presence of or in connection with the purchase, use, resale removal, handling or disposal of NORM-contaminated equipment or pipe sold under this agreement. Such indemnity shall apply without exception, and regardless of whether the claims, losses, damages or liabilities arise in whole or in part from the negligence (whether or not concurrent) of Seller or any other person or entity.


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     10. Representations and Warranties.

          10.1 Seller's Representations and Warranties. Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

               (a) Organization, Standing and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to carry on its business and in good standing in the State of Alaska.

               (b) Authority and Enforceability. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, on the part of Seller. This Agreement is, and every instrument, document, or agreement to be executed hereunder to consummate the transactions contemplated hereby will be, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equity principles. Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will:

     (i) conflict with or result in a breach of any provision of Seller's constituent documents;

     (ii) except with respect to those matters discussed in Article 7 above, result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or by which Seller or any of Seller's properties or assets may be bound or create or impose any lien or other encumbrance upon any of Seller's properties or assets; or

     (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to any Seller, or any Seller's properties or assets, assuming receipt of all routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement.

               (c) Claims Affecting the Assets. To Seller's Knowledge, there is no suit, action, claim, notice of violation, investigation or inquiry either pending or threatened, by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or threatened against or affecting the Assets.

               (d) Claims Affecting the Sale. To Seller's Knowledge, there is no suit, action, claim, notice of violation, investigation or inquiry either pending or threatened, by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or threatened against Seller or any Affiliate of Seller which has affected or could affect Seller's ability to execute and deliver this Agreement or to consummate the transactions contemplated by this Agreement. In this Agreement, "Affiliate" means any person or entity which controls, is controlled by or is under common control with, the subject person or entity with the terms "control," "controlled by" and "under common control"


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meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person. For the purposes of the preceding sentence, control shall be deemed to exist when a person possesses, directly or indirectly, through one or more intermediaries (i) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (iii) in the case of any other person, more than 50% of the economic or beneficial interest therein.

               (e) No Demands. Seller has received no notice of any claimed defaults, offsets or cancellations relating to the Assets, and Seller has no Knowledge of the existence of any default existing with respect to any of the Assets or Related Agreements

               (f) Taxes.

     (i) There are no tax liens upon any of the Assets.

     (ii) Seller has not entered into any material agreement or arrangement with any taxing authority with respect to the Assets that requires Buyer to take any action or to refrain from taking any action with respect to the Assets after the Closing Date.

               (g) Oil and Gas Leases. To the Knowledge of Seller:

     (i) The oil and gas leases included in the Assets have been maintained according to their terms, in compliance with the agreements to which the oil and gas leases are subject; and

     (ii) The oil and gas leases included in the Assets are presently in full force and effect.

               (h) Non-Foreign Representation. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder.

               (i) Commitments for Expenditures.

     (i) There are no outstanding authorizations for expenditure (AFEs) which Seller has received from a third party operator or has delivered to third parties, but in either case have not been responded to prior to the date of this Agreement; and

     (ii) Seller has not abandoned any wells (or removed any material items of equipment, except those replaced by items of materially equal suitability) included in the Assets since the Effective Date.

               (j) Production Sales Contracts. There exist no agreements or arrangements for the sale of production from the oil and gas leases, lands, or wells (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than any agreements or arrangements which are cancelable on 90 days notice or less without penalty or detriment; and Seller is not, and to Seller' Knowledge, no other party is in breach of any such agreement or arrangement.

               (k) Compliance with Laws.

     (i) To the Knowledge of Seller, the ownership and operation of the Assets has been in


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conformity, in all material respects, with all applicable laws, rules, regulations, guidelines and orders of all governmental agencies having jurisdiction over the Assets, including the timely plugging and abandonment of wells;

     (ii) To the Knowledge of Seller, the Assets are not in violation of (or subject to) any existing, pending or, threatened, judicial, administrative or arbitral judgment, proceeding or any non-routine investigation or inquiry by any governmental authority.

               (l) Related Agreements. The Assets are subject to the provisions of various agreements identified on Exhibit "C" hereto (the "Related Agreements"). If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, Buyer shall perform all the obligations attributable to the Assets under the Related Agreements to the extent such obligations are attributable to any period of time after the date of Closing.

               (m) Governmental Permits. Seller has all governmental licenses, filings and permits (including, without limitation, permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to Applicable Environmental Laws) necessary or appropriate to own and operate the Assets as presently being owned and operated, and such licenses, filings and permits are in full force and effect, and Seller has not received written notice of any violations in respect of any such licenses or permits, in any case, except where such fact could not be reasonably expected to result in a material adverse effect on Buyer's ability to own and use the Assets.

               (n) State of Repair. To the Seller's Knowledge, the Assets have been maintained in a state of repair so as to be reasonably adequate for normal operations.

               (o) No Oral Contracts. To the Knowledge of Seller, Seller has not entered into any oral contract with respect to the Assets.

               (p) Tax Partnership. Properties included in the Cosmopolitan Unit are held in an arrangement treated as a tax partnership under terms of the Unit Operating Agreement. No other oil and gas lease, land, wells, or other Asset is held in an entity or arrangement treated as a tax partnership for tax purposes. The Cosmopolitan tax partnership has made an election under Section 754 of the Code, which election has not been revoked to Seller's Knowledge.

As used throughout this Section 10.1, "Knowledge", with respect to Seller, shall refer to the actual knowledge of Julie Dawson, Leonard Gurule, James Arlington, Matthew A. Wurtzbacher, Glen Mizenko, Rick Schelin, and Bob Elder.

          10.2 Buyer's Representations and Warranties. Buyer represents and warrants to Seller as of the date of this Agreement and of the Closing Date follows:

               (a) Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. At Closing, Buyer will be duly qualified to carry on its business and in good standing in the State of Alaska.


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               (b) Authority and Enforceability. The execution and delivery by
Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement is, and every instrument, document, or agreement to be executed hereunder to consummate the transactions contemplated hereby will constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equity principles. Neither the execution and delivery by Buyer of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will:

          (i) conflict with or result in a breach of any provision of its certificate of formation or bylaws;

          (ii) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Buyer is a party or by which it or any of its properties or assets may be bound; or

          (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Buyer, or any of its properties or assets, assuming receipt of all routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement.

               (c) Independent Evaluation; Permitted Investment. Buyer is knowledgeable and experienced in the evaluation, acquisition and operation of oil and gas properties. Prior to the execution of this Agreement, Buyer has been afforded the opportunity to examine the records at Seller's offices in Denver with respect to the Assets, including the opportunity to ask questions of the Seller. Except as set forth in this Agreement, Buyer acknowledges that Seller has made no representations or warranties as to the accuracy or completeness of such information, and, in entering into and performing this Agreement, Buyer has relied and will rely solely upon its independent investigation of, and upon its own knowledge and experience and that of its advisors' with respect to, the Assets and their value.

               (d) Suits Affecting the Sale. There is no suit, action, claim, notice of violation, investigation or inquiry either pending or to Buyer's knowledge, threatened, by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Buyer's knowledge, threatened against Buyer or any Affiliate of Buyer which has affected or could materially affect Buyer's ability to consummate the transactions contemplated by this Agreement

               (e) Eligibility. The Buyer is (or will be as of Closing) qualified under all applicable laws and regulations to own the Assets, including, without limitation, the oil and gas leases.

               (f) Financing; Authorized Capital. Buyer will have the financial ability as is necessary to fulfill the obligations of this Agreement (as evidenced by financing commitment letters from an institution satisfactory to Seller delivered to Seller upon execution of this Agreement), at Closing will have the necessary immediately available funds to fulfill said


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obligations, and Closing of the transaction is not contingent upon obtaining financing.

     11. Information. Seller shall make available to Buyer at Seller's office for such inspection and copying as Buyer deems pertinent certain records and information in Seller's possession which pertain to the Assets. Such books and records include, but are not limited to, engineering, geological, and production data related to the Assets, and all ownership records and title opinions.

     To the best of its knowledge, Seller has furnished accurate information; however, Seller does not in any way represent or warrant that such information is complete, accurate or correct. Any reliance on information furnished herewith shall be at Buyer's sole risk and expense.

     12. Prepaid Expenses. Ad valorem and similar taxes, paid utilities charges, prepaid rentals and ail other pre-paids shall be prorated between Buyer and Seller, as of the Effective Date.

     13. Costs Borne by Buyer. Except as otherwise provided herein, any and all costs associated with the assignment of the Assets, as provided for in the respective leases, or otherwise, shall be borne solely by Buyer including, but not limited to plugging and abandoning all wells and pits whether or not the obligations therefore arose prior to the Effective Date. Buyer shall be solely responsible for all filing and recording of documents related to the property and for all fees in connection therewith. Buyer shall furnish Seller with a certified copy of the recorded and approved assignments.

     14. Notice of Litigation or Changes in Fact. To Seller's knowledge, there are no existing claims, lawsuits, or investigations pending or threatened affecting the Assets as of the Closing Date.

     15. Miscellaneous.

          (a) Neither this Agreement nor any of the rights or obligations hereunder nor any of the Assets may be assigned by Buyer without the prior written consent of Seller.

          (b) All proprietary information and data furnished to Buyer hereunder shall be kept confidential by Buyer. Furthermore, Buyer shall not, without first notifying Seller, issue any press releases or make public announcements regarding the provisions of this Agreement. This restriction shall not apply to the filing of reports required by any regulatory agency in the normal course of business.

          (c) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF COLORADO AND SHALL BE SUBJECT TO ALL APPLICABLE STATE AND FEDERAL LAWS, RULES AND REGULATIONS OF PUBLIC BODIES HAVING JURISDICTION OVER THE ASSETS. IN THE EVENT ANY PROVISION OF THIS AGREEMENT IS, OR THE OPERATIONS CONTEMPLATED HEREBY ARE FOUND TO BE, INCONSISTENT WITH OR CONTRARY TO ANY SUCH LAWS, RULES, OR


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     REGULATIONS, THE LATTER SHALL BE DEEMED TO CONTROL. THEREAFTER, THIS
     AGREEMENT SHALL BE REGARDED AS MODIFIED ACCORDINGLY, AND, AS SO MODIFIED, SHALL CONTINUE IN FULL FORCE AND EFFECT.

          (d) Subject to the provisions of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          (e) This Agreement constitutes the entire agreement between the parties and supersedes any and all other written or oral agreements or understandings between the parties concerning the subject matter hereof. No modification or amendment of the terms and provisions of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

          (f) The headings of sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

          (g) Buyer represents and warrants that: (i) it is an experienced and knowledgeable investor in the oil and gas business, (ii) prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax, and other professional counsel concerning this Agreement, the Assets and the value thereof, and (iii) that it is purchasing the Assets for its own account or that it will sell or subdivide any interest in the Assets only in a manner consistent with the applicable registration and disclosure requirements of all applicable securities laws.

          (h) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by public authorities in connection with the property purchased.

          (i) It is expressly agreed to that in no event shall Buyer contact Seller's co-owners in the Assets, regarding this Agreement, prior to the closing without the express consent of Seller.

          (j) The parties agree to execute such additional instruments, agreements, or documents as may be necessary to effectuate the intentions of this Agreement.

          (k) This Agreement may be executed in multiple counterparts each of which will constitute an original and all of which, taken together, shall be one Agreement.

          (l) Buyer will use its reasonable good efforts and good faith to take all actions and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement.


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

          (m) Except as otherwise expressly provided in Article 6 above, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, (i) ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESSED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, AND (v) ANY IMPLIED OR EXPRESSED WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH). IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 6) THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS BUYER DEEMS APPROPRIATE, AND BUYER WILL ACCEPT THE IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

EXECUTED as of the date first set forth above.

                                        FOREST ALASKA OPERATING LLC


                                        By: /s/ Glen J. Mizenko
                                            ------------------------------------
                                        Name: Glen J. Mizenko
                                        Title: Vice President, Business
                                               Development


PIONEER NATURAL RESOURCES ALASKA, INC.


By: /s/ Kenneth H. Sheffield, Jr.
    ------------------------------------
Name: Kenneth H. Sheffield, Jr.
Title: President


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